FOR IMMEDIATE RELEASE

Contact:
Christin O’Donnell (investors)
Investor@Labcorp.com

Kimbrel Arculeo (media)
Media@Labcorp.com

Labcorp CFO Glenn Eisenberg Announces Plans to Retire
Julia Wang Named Chief Financial Officer Beginning December 2, 2024
BURLINGTON, N.C, November 19, 2024 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that Executive Vice President and Chief Financial Officer (CFO) Glenn Eisenberg will retire from the company and Julia Wang will join on December 2, 2024, as Executive Vice President and Chief Financial Officer. Glenn will remain at Labcorp as Special Advisor to the CEO through April 2025 to ensure a seamless transition of his current role and assist with strategic initiatives underway within the company.
Ms. Wang brings deep global strategic and financial experience across the diagnostic, pharmaceutical/biotech, medical device and consumer products industries. Most recently, Julia served as CFO of BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), which she joined in June 2020 as Senior Vice President, Enterprise Optimization and Deputy CFO. While at BeiGene, she was instrumental in driving business transformations through accelerating growth, nurturing innovation and cultivating a culture of sustainable operating efficiencies.
“I want to thank Glenn for a transformative 10 years as Labcorp’s CFO,” said Schechter. “Under his leadership, Labcorp has more than doubled its revenues from organic growth and acquisitions, while delivering double-digit compound annual total shareholder returns. He has developed a very strong team and has been instrumental in helping us achieve our strategic objectives. Also, during his tenure, Labcorp has completed approximately 100 acquisitions, investing around $11 billion and returning over $6 billion to shareholders through share repurchases and dividends. I look forward to working with Glenn on the CFO transition and key strategic initiatives. I wish him the best on his retirement and appreciate his leadership and dedication to Labcorp.”
Added Schechter, “Julia brings the right mix and diversity of expertise in diagnostics and drug development as well as pharmaceutical and biotech to lead our financial team into Labcorp’s next phase of growth. We will benefit from Julia’s extensive healthcare and consumer sector experience, strategic insights and operating rigor as we continue to create and unlock value for our shareholders and fulfill our mission to improve health and improve lives.”
“I have long admired Labcorp as a trusted brand and am thrilled to join Labcorp as CFO and see clear opportunities to continue executing on our strategy to help deliver better outcomes for patients,” said Ms. Wang. “No doubt Labcorp offers a mission-driven, collaborative culture that delivers compelling value for patients, employees and shareholders. I look forward to working with Glenn to ensure a seamless transition and partnering with Adam to position Labcorp to continue to provide excellent value to shareholders and accelerated growth as we enter 2025 with momentum.”
About Ms. Julia Wang
Prior to joining BeiGene in 2020, Ms. Wang served as Senior Vice President, Global Business Finance and Corporate Planning at Alexion Pharmaceuticals. Before Alexion, she held leadership positions at Quest Diagnostics (NYSE: DGX), including Vice President of U.S. Regional Finance and Enterprise Commercial, and Vice President of Finance, Value Creation. Earlier in her career, Ms. Wang held senior leadership roles at Johnson & Johnson (NYSE: JNJ) as CFO of various operating businesses in medical device and pharmaceuticals. Previously, she also led finance initiatives at PepsiCo. Ms. Wang earned her MBA from Fuqua School of Business at Duke University and her BA in British Language and Literature from Shandong Normal University.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 67,000 employees serve clients in approximately 100 countries, provided support for 84% of the new drugs and therapeutic products approved in 2023 by the FDA, and performed more than 600 million tests for patients around the world. Learn more about us at www.labcorp.com.

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